Exhibit 2.1

CONFIDENTIAL

AMENDMENT TO MERGER AGREEMENT

This AMENDMENT TO MERGER AGREEMENT, dated as of April 30, 2021 (this “Amendment”), is made and entered into by and among (i) CF Finance Acquisition Corp. III, a Delaware corporation (“Acquiror”), (ii) Meliora Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and (iii) AEye, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein but not defined shall have the meanings specified in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, on February 17, 2021, Acquiror, Merger Sub and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the consummation of the transactions contemplated thereby, among other matters, Merger Sub will merge with and into the Company (with the Company surviving such merger as a wholly-owned subsidiary of Acquiror) upon the terms and subject to the conditions set forth therein;

WHEREAS, in accordance with Section 10.11 of the Merger Agreement, Acquiror, Merger Sub and the Company desire to amend the Merger Agreement as provided in this Amendment; and

WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have approved this Amendment and determined that it is fair to, advisable for and in the best interests of such parties, respectively, to enter into this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Amendment to Certain Recitals.

(a) The text “concurrently with the execution and delivery of this Agreement” in the sixth WHEREAS clause set forth in the Recitals of the Merger Agreement is hereby amended and replaced in its entirety with the text “concurrently with the execution and delivery of the Amendment”.

(b) The text “have entered into a Sponsor Support Agreement in the form attached hereto as Exhibit C” in the eighth WHEREAS clause set forth in the Recitals of the Merger Agreement is hereby amended and replaced in its entirety with the text “have entered into a Sponsor Support Agreement in the form attached hereto as Exhibit C, as amended on April 30, 2021”.

SECTION 2. Amendment to Certain Definitions.

(a) The defined term “Exchange Ratio” set forth in Section 1.1 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by $10.00 (ten dollars). As of the date of the Amendment, assuming the sum of the Fully-Diluted Company Shares as of such date was 41,326,208, the Exchange Ratio would be 3.71332.

(b) The defined term “Merger Consideration” set forth in Section 1.1 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Merger Consideration” means the sum of (a) $1,520,000,000 (one billion five hundred and twenty million dollars) and (b) the Aggregate Exercise Price.

(c) Section 1.1 of the Merger Agreement is hereby amended to include the following definitions in alphabetical order:

 “Amendment” means Amendment to the Merger Agreement, dated April 30, 2021.

“Applicable Deadline” has the meaning set forth in the Trust Agreement.

“Deadline Date” has the meaning set forth in the Acquiror Charter.

 “Extension” has the meaning set forth in the Trust Agreement.

SECTION 3. Q1 Financials. A new Section 5.8 is hereby added to the Merger Agreement to read in its entirety as follows:

Section 5.8 Q1 Financial Statements. The Company shall use its reasonable best efforts to deliver to Acquiror as promptly as practicable following the date of the Amendment, but in any event no later than May 14, 2021, the unaudited consolidated balance sheet of the AEye Companies as of March 31, 2021, and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the AEye Companies for the three-month period then ended (collectively, the “Q1 Financial Statements”). The Q1 Financial Statements, when delivered to Acquiror in accordance with this Section 5.8, shall have been (a) prepared in accordance with GAAP (subject to the absence of notes) and Regulation S-X under the Securities Act, and (b) reviewed by a U.S. accounting firm registered with the PCAOB. For the avoidance of doubt, nothing in this Section 5.8 shall limit Acquiror’s obligation to file the initial preliminary Registration Statement, including the PCAOB Audited Financials, with the SEC as promptly as practicable after execution of this Agreement and receipt of the PCAOB Audited Financials pursuant to Section 7.2(a)(i) (it being acknowledged that, if the Q1 Financial Statements are not included in such filing of the preliminary Registration Statement, the parties intend to file an updated preliminary Registration Statement, including the PCAOB Audited Financials and the Q1 Financial Statements, as promptly as practicable following the receipt of comments (or confirmation of no comments) from the SEC in response to the initially filed preliminary Registration Statement).

SECTION 4. Extension of Deadline Date. A new Section 6.9 is hereby added to the Merger Agreement to read in its entirety as follows:

Section 6.9 Extension of Deadline Date. Notwithstanding anything to the contrary set forth in this Agreement or any of the Ancillary Agreements:

(a) Solely to the extent Sponsor (or any Affiliate or permitted designee thereof) has deposited into the Trust Account an additional $2,300,000 in respect of the first Extension, as contemplated by the Sponsor Support Agreement and on the terms and conditions set forth in the Acquiror Charter, the Acquiror shall effect and cause to occur the first Extension on or prior to the first Applicable Deadline (on May 17, 2021), pursuant to the Trust Agreement and the Acquiror Charter.

(b) To the extent the Closing has not occurred on or prior to the second Applicable Deadline, and solely to the extent Sponsor (or any Affiliate or permitted designee thereof) has deposited into the Trust Account an additional $2,300,000 in respect of the second Extension, as contemplated by the Sponsor Support Agreement and on the terms and conditions set forth in the Acquiror Charter, the Acquiror shall effect and cause to occur the second Extension on or prior to the second Applicable Deadline (on September 17, 2021), pursuant to the Trust Agreement and the Acquiror Charter.

(c) In connection with the Extensions contemplated by Section 6.9(a) and, if applicable, Section 6.9(b), the Acquiror shall take such additional action as may be necessary to extend the Deadline Date in connection therewith, including by (i) delivering to the Trustee an Extension Letter with respect to each such Extension in accordance with Section 1(m) of the Trust Agreement, and (ii) performing all its obligations under Sections 2(g) and (h) of the Trust Agreement.

(d) Without limiting the provisions of Section 6.9(a) or, if applicable Section 6.9(b), upon the deposit into the Trust Account of $2,300,000 by Sponsor (or its Affiliate or permitted designee) in connection with each of the first Extension and, if applicable, the second Extension, Acquiror shall issue to Sponsor in exchange therefor a non-interest bearing, unsecured promissory note in the amount thereof payable upon consummation of a Business Combination.

SECTION 5. Stockholder Support Agreement and Lock-Up Agreement. Section 8.2(e) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

(e) The Company shall have obtained (i) executed counterparts to the Stockholder Support Agreement from the Company Stockholders and holders of Convertible Equity Instruments together holding at least 90% of the outstanding shares of Company Capital Stock and Convertible Equity Instruments (on a fully-diluted, as-converted to Company Common Stock basis) and (ii) executed counterparts to the Lock-Up Agreement from the Company Stockholders and holders of Convertible Equity Instruments together holding at least 90% of the outstanding shares of Company Capital Stock and Convertible Equity Instruments (on a fully-diluted, as-converted to Company Common Stock basis);

SECTION 6. Amendments to Exhibits and Acquiror Disclosure Letter.

(a) Exhibit B-1 to the Merger Agreement (Stockholder Support Agreement) is hereby amended in its entirety in the form attached to this Amendment as Exhibit B-1. Exhibit B-2 to the Merger Agreement (Consent of Holder) is hereby amended in its entirety in the form attached to this Amendment as Exhibit B-2.

(b) The Acquiror Disclosure Letter is hereby deemed amended to provide for a general disclosure (including with respect to Sections 4.4 (Financial Statements) and 4.13 (SEC Filings) of the Merger Agreement) as to any potential changes (including any required restatements of the Acquiror Financial Statements or the Acquiror SEC Filings) to the Acquiror’s historical accounting of the Acquiror Warrants as equity rather than as liabilities that may be required as a result the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) that was issued by the SEC on April 12, 2021, and related guidance by the SEC.

SECTION 7. Lock-Up Agreements Remain Binding. The Company represents, warrants, agrees and acknowledges that each Lock-Up Agreement delivered to the Acquiror on or prior to the date of this Amendment shall, upon execution of this Amendment, remain binding upon the holder of shares of Company Capital Stock signatory thereto in accordance with its terms and, upon the Closing, shall be effective in accordance with its terms.

SECTION 8. Miscellaneous.

(a) Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Merger Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

(b) References to the Merger Agreement. After the date of this Amendment, all references to “this Agreement,” “the transactions contemplated by this Agreement,” “the Merger Agreement” and phrases of similar import, shall refer to the Merger Agreement as amended by this Amendment (it being understood that all references to “the date hereof” or “the date of this Agreement” shall continue to refer to February 17, 2021).

(c) Other Miscellaneous Terms. The provisions of Article X (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Amendment to Merger Agreement to be executed as of the first date above written.

ACQUIROR:

CF Finance Acquisition Corp. III,
a Delaware corporation

By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chief Executive Officer

MERGER SUB:

Meliora Merger Sub, Inc.,
a Delaware corporation

By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chief Executive Officer

[Project Meliora – Signature Page to Amendment to Merger Agreement by and among CF Finance Acquisition Corp. III, Meliora Merger Sub, Inc. and AEye, Inc.]

IN WITNESS WHEREOF, the parties have caused this Amendment to Merger Agreement to be executed as of the first date above written.

COMPANY:

AEye, Inc.,
a Delaware corporation

By:	/s/ Blair LaCorte
	Name:	Blair LaCorte
	Title:	CEO

[Project Meliora – Signature Page to Amendment to Merger Agreement by and among CF Finance Acquisition Corp. III, Meliora Merger Sub, Inc. and AEye, Inc.]

EXHIBIT B-1

Form of Stockholder Support Agreement

EXHIBIT B-2

Form of Consent of Holder